Exhibit 10.14
Summary of Principal Terms
Loan Transaction with Warrants
COMMAND CENTER, INC.
and
SONORAN PACIFIC RESOURCES, LLP
March 30, 2007

Maker (“Company”):	Command Center, Inc., a Washington corporation.

Holder:	Sonoran Pacific Resources, LLP, an Arizona limited liability partnership.

Promissory Note:	Company shall execute and deliver to Holder the Promissory Note in the form attached hereto.

Principal Amount:	Two Million Dollars ($2,000,000.00).

Interest Rate:	Eighteen percent (18%) per annum. If not paid in full when due, the interest rate shall be two percent (2%) per month.

Origination Fee:	Five percent (5%) of the principal amount, to be deducted from the first advance.

Warrants:	Command Center shall issue to Holder warrants for 200,000 shares of the company’s common stock, $0.001 par value per share (the “Warrants”). Each Warrant shall be convertible, at the option of the Holder, at any time before April 1, 2009 into one share of the Company’s common stock. $0.001 par value per share (“Common Stock”), at an initial conversion price equal to $3.00 per share, subject to adjustment to reflect certain stock dividends, stock splits, combinations or exchanges of shares, recapitalizations, or other changes in the capital structure of the Company (the “Conversion Price”). If not previously converted, the Warrants will expire on April 1, 2009.

Antidilution Provisions	The Conversion Price of the Warrants shall be adjusted to provide the Holder with a full ratchet anti-dilution protection for any subsequent issuance by the Company of shares of Common Stock (including upon issuance of any new class or series of Preferred Stock or issuance or exchange of any other security convertible into or exchangeable for shares of Common Stock) at a per-share issue price below the Conversion Price. The foregoing provision shall not apply to securities issued or issuable pursuant to (i) the conversion of Series A Preferred Stock to Common Stock, (ii) dividends or distributions on Series A Preferred Stock, (iii) any broker, finder, lender, or placement agent in connection with bank loans, financing transactions, or other capital raising activities of the Company, (iv) certain dividends, stock splits, split-ups, or other distributions on shares of Common Stock as provided in the Company’s Articles of Incorporation, as amended, or (v) issuances to employees, directors, agents, and consultants of the Company by authorization of the Company’s Board of Directors.

Advances:	The amount of $1,000,000 shall be advanced to Company on the business day following the date the Promissory Note is executed and delivered to Holder. The second advance of an additional $1,000,000 shall be made on or before April 30, 2007. From the first advance, Maker may deduct and retain the Origination Fee in the total amount of $100,000. On the second advance, the present outstanding loan from Holder to Company in the present principal amount of $200,000 will become included within this loan, with the result that the net amount of the second advance will be $800,000.

Repayment:	The entire principal balance, along with all accrued interest, shall be paid in full on or before July 1, 2007.

Additional Interest:	Company previously borrowed $400,000 from Holder of which $200,000 has been repaid. As of April 30, 2007, the accrued interest on these loans at the agreed rate of 22% per annum will be $66,904. Company shall pay this amount to Holder on or before July 1, 2007.

Other Terms:	Confidentiality: This Summary of Principal Terms is being delivered by the Company with the understanding and on the condition that neither it nor its substance shall be disclosed publicly or privately except with the written consent of the Company.

Governing Law and Jurisdiction: Arizona.

AGREED AND ACCEPTED: COMMAND CENTER, INC.
By:	/s/ Brad E. Herr
	Name:	BRAD E. HERR
	Title:	CFO
Date: 4-3, 2007

By:
Name:
Title:
Date:                     , 2007.

PROMISSORY NOTE

$2,000,000.00	March 30, 2007 (the “Effective Date”)
     FOR VALUE RECEIVED, the undersigned, COMMAND CENTER, INC., a Washington corporation (collectively referred to as the “Maker”), promises to pay to the order of Sonoran Pacific Resources, LLP, an Arizona limited liability partnership, (the “Holder”), the principal amount of Two Million and no/100 Dollars ($2,000,000.00) or such lesser amounts of principal that may be outstanding from time to time. Maker promises to pay the principal and interest evidenced hereby in accordance with the terms and conditions herein contained and set forth.
     1. Repayment. Maker shall repay this Note on the following terms: the entire principal balance, along with interest at the rate of eighteen percent (18%) per annum shall be due and payable on or before July 1, 2007.
     2. Place of Payment. All payments will be made by Maker and mailed or delivered to Holder’s principal address or at such other place or places as Holder may designate in writing from time to time.
     3. Lawful Money. All payments will be in lawful money of the United States of America or in such other form which is acceptable to Holder. Holder’s acceptance of payment in any form other than lawful money of the United States of America for any partial payment required or permitted under the provisions of this Note will not be a waiver of the requirement that any future payments be made in lawful money of the United States of America.
     4. Prepayment. Maker will have the right to prepay the Note in full or in part, at any time, subject to the terms of the Note without penalty.
     5. Default. If Maker fails to timely make any payment or other amount due under this Note or otherwise takes any action or fails to take any action that constitutes a default under this Note, Holder shall send a Notice of Default to Maker, informing Maker of the nature of the default. Upon delivery of the Notice of Default, Maker shall have ten (10) days to cure the default and provide a Notice of Cure to Holder, explaining that the default has been cured.
     6. Remedies. Upon the occurrence of a default that is not cured within the ten-day period described above, Holder may, in its sole discretion, upon giving written notice of the failure to timely cure default:
(a)	Declare the entire unpaid principal and all other sums owed hereunder immediately due and payable;

(b)	Assess interest on the unpaid balance after July 1, 2007 at the rate of two percent (2%) per month; and

(c)	Exercise any remedy set forth herein or otherwise available at law or in equity.

     7. Remedies Cumulative. No remedy herein conferred upon Holder is intended to be exclusive of any other remedy and each and every such remedy will be cumulative and may be exercised singularly or concurrently and will be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or otherwise.
     8. Waiver. Failure or delay of Holder to exercise any right or remedy hereunder with respect to any default or other circumstance will not constitute a waiver of the right to exercise the same with respect to any subsequent default or other circumstance or in the event of continuance of any existing default after demand for performance hereof.
     9. Choice of Law. This Note will be governed by, and will be construed and enforced in accordance with, the laws of the State of Arizona.
     10. Attorneys’ Fees. Maker will pay all costs and expenses, including attorneys’ and experts’ fees and court costs, incurred in the collection or enforcement of all or any part of this Note.
     11. Amendment. This Note may not be amended, modified or changed, nor will any waiver of any provision hereof be effective, except only by an instrument in writing and signed by the party against whom enforcement of any waiver, amendment, change, modification or discharge is sought.
     12. Headings. The paragraph headings used herein are for convenience only and are not to be used to interpret or construe this Note.
     13. Time is of the Essence. Time is of the essence of this Note and each and every provision hereof. Any extension of time granted for the performance of any duty under this Note will not be considered an extension of time for the performance of any other duty under this Note.
     14. Successors and Assigns. Whenever used herein, the words “Maker” and “Holder” will be deemed to include their respective heirs, personal representatives, successors and assigns. This Section will not be a consent by Holder for Maker to assign or transfer any rights, powers, obligations or duties of Maker.
     15. Severability. In case any one or more of the provisions contained in this Note will for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect any other provision hereof and this Note will be construed as if such invalid, illegal or unenforceable provision had never been contained herein.
     16. Notices. Notice which is required or permitted to be given under this Note shall be deemed given on the day of receipt for notice personally delivered by hand, one business day after deposit of the notice with a recognized overnight courier for overnight delivery and three business days following deposit of the notice with the U.S Postal Service for delivery by certified mail, return receipt requested, in any case prepaid and properly addressed as set forth below. Either party may change its address by giving notice of such change to the other party.

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If to Maker:	Mr. Brad Herr, CFO
Command Center, Inc.
3773 W. Fifth Avenue
Post Falls, ID 83854

If to Holder:	Mr. Jerry Smith
Sonoran Pacific Resources, LLP
10446 North 74th Street, Suite 120
Scottsdale, AZ 85258
     IN WITNESS WHEREOF, the Maker has caused this Note to be executed and delivered as of the day and year first above written.

MAKER: COMMAND CENTER, INC
/s/ Brad Herr
Brad Herr, Chief Financial Officer

Accepted and Agreed: SONORAN PACIFIC RESOURCES, LLP
By:
Jerry Smith

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